Exhibit 99.1

CSB Bancorp, Inc. Declares Third Quarter Cash Dividend

MILLERSBURG, OH – September 29, 2017—CSB Bancorp, Inc., (OTC Pink: CSBB) today announced that the Company’s Board of Directors has declared a third quarter cash dividend of $0.22 per share on its common stock, payable October 24, 2017 to shareholders of record as of October 10, 2017. The dividend represents a $.02 increase in the quarterly cash dividend.

CSB Bancorp, Inc. is a $700 million financial holding company headquartered in Millersburg, Ohio. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly-owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Stark, Tuscarawas, and Wayne counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio. CSB is located on the web at http://www.csb1.com.

Contact information:

Paula Meiler, SVP and CFO

330-763-2873

paula.meiler@csb1.com